PIPER & MARBURY
                     1100 Charles Center South
                      36 South Charles Street
                     Baltimore, Maryland 21201
                          301-539-2530
                      Telecopier 301-539-0489
                        Cable Pipermar Bal
                          Telex 908054
                                     1200 Nineteenth Street, N.W.
                                     Washington, D.C.  20036
                                           202-861-3900
                          March 2, 1990
O'Melveny & Myers
400 South Hope Street
Los Angeles, California 90071
                               Opinion of Counsel
Dear Sirs:
     We have acted as Maryland counsel for SMALLCAP World Fund, Inc., a Maryland corporation (the "Company") in connection with the Company's Registration Statement on Form N-1A relating to the offering and sale of an indefinite number of shares of Common Stock (par value $.01 per share) of the Company under the Securities Act of 1933 (Registration No. 33-32785) and the Investment Company Act of 1940.
     In that capacity we have examined such statutes, regulations and corporate records and documents that we deemed necessary or advisable for purposes of the following opinion. On that basis and on the basis of such other legal considerations that we deemed relevant, we are the opinion that up to 200,000,000 shares of Common Stock of the Company, when issued and sold as described in the Registration Statement on Form N-1A described above, will be legally issued, fully paid and nonassessable.
     We hereby consent to your reliance upon this opinion in connection with the issuance of your Exhibit 10 opinion, but no other person may rely upon this opinion.
                                   Very truly yours,

                                   /s/ Piper & Marbury